Exhibit 10.4

INVESTAR BANK

Salary Continuation Agreement

This Salary Continuation Agreement (this “Agreement”) is entered into as of this 17th day of July, 2026, by and between Investar Bank (the “Bank”) and Jeffrey W. Martin (the “Executive”).

Whereas, the Executive has contributed substantially to the success of the Bank and the Bank desires that the Executive continue in its employ,

Whereas, to encourage the Executive to remain an employee, the Bank is willing to provide to the Executive salary continuation benefits payable from the Bank’s general assets,

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] currently exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

Whereas, the parties hereto intend this Agreement to be an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive (who is a key employee and member of a select group of management), and to be considered a top hat plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Executive is fully advised of the Bank’s financial status.

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1

Definitions

1.1         “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, applying Financial Accounting Standards Board ASC 710-10-30 (formerly known as Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106), and the calculation method and discount rate specified hereinafter.  The Accrual Balance shall be calculated such that when it is credited with interest each month the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits.  The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance.  In its sole discretion the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2          “Affiliate” means the Bank and any other corporation or other form of entity of which the Company owns, from time to time, directly or indirectly, at least 80% of the total combined voting power of all classes of stock or other equity interests

1.3         “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.4         “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5         “Change in Control” means, and shall be deemed to occur, upon the consummation of a Change in Equity Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger.  For this purpose:

(a)         A “Change in Equity Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that once any person or group acquires more than 50% of the aggregate fair market value or voting power of the Company’s capital stock, additional acquisitions by such person or group shall not be deemed to constitute an additional Change in Control hereunder.

(b)         A “Change in Effective Control” means that a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board of Directors of the Company then serving prior to the date of such appointment or election.

(c)         A “Change in the Ownership of Assets” means that any person or group acquires, or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition, all or substantially all of the assets of the Company.

(d)         A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company, and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the Company was beneficially owned before such transaction.

Notwithstanding the above, a Change in Control shall occur for purposes of this Agreement only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5).

1.6         “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued by the Department of the Treasury under the Internal Revenue Code of 1986, as amended.

1.7         “Committee” means the Compensation Committee of the Board of Directors of the Company.

1.8          “Company” means Investar Holding Corporation, a Louisiana corporation and parent of the Bank.

1.9         “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (a) the Executive is unable to engage in any substantial gainful activity, or (b) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer.  Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank.  Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.10         “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause.

1.11         “Effective Date” means July 17, 2026.

1.12         “Normal Retirement Age” means age 65.

1.13         “Plan Administrator” or “Administrator” means the plan administrator described in Article 7.

1.14         “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.  The initial Plan Year shall commence on the effective date of this Agreement.

1.15         “Separation from Service” means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, other than because of a leave of absence approved by the Bank or the Executive’s death.  For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.16         “Termination with Cause” and “Cause” shall have the same meaning specified in any effective employment or similar agreement between the Executive and the Company or the Bank.  If no such agreement exists containing a definition of termination with cause, Termination with Cause means the Company or the Bank terminates the Executive’s employment because the Executive has:

(a)         Committed an intentional act of fraud, embezzlement or theft in the course of employment or otherwise engaged in any intentional misconduct which is materially injurious to the financial condition or business reputation of the Company or its Affiliates;

(b)         Committed intentional damage to the property of the Company and its Affiliates or committed intentional wrongful disclosure of proprietary information or confidential information, which is materially injurious to the financial condition or business reputation of the Company or its Affiliates;

(c)         Been convicted with no further possibility of appeal, or entered a guilty or nolo contendere plea, for a felony or a crime involving moral turpitude;

(d)         Willfully and substantially refused to perform the essential duties of his position after written notice from the Company; or

(e)         Intentionally, recklessly or negligently violated any material provision of any code of conduct or ethics or equivalent code or policy of the Company or the Bank that is applicable to the Executive.

The Committee, in its discretion, shall determine whether any Separation from Service is on account of Cause as defined herein, provided that no act or failure to act will be deemed “intentional” if it is due primarily to an error in judgment, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or an Affiliate.

1.17     “Voluntary Termination with Good Reason” means a voluntary Separation from Service by the Executive within 24 months after a Change in Control if the following conditions (a) and (b) are satisfied:

(a)        The Executive shall have “Good Reason” to separate from service if any of the following occur without the Executive’s advance written consent within 24 months after a Change in Control –

(i)        a material diminution of the Executive’s base salary,

(ii)       a material diminution of the Executive’s authority, duties, or responsibilities,

(iii)      a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

(iv)      a material diminution in the budget over which the Executive retains authority,

(v)       a material change in the geographic location at which the Executive must perform services for the Bank, or

(vi)      any other action or inaction that constitutes a material breach by the Bank of the agreement under which the Executive provides services to the Bank.

(b)       The Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (a) within 90 days after the initial existence of the condition, and the Bank has 30 days thereafter to remedy the condition.  In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (a) must occur within 24 months after the earlier of the initial existence of the condition or the Change in Control.

Article 2

Lifetime Benefits

2.1         Normal Retirement Age. Unless Separation from Service occurs before Normal Retirement Age, when the Executive attains Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement.  If the Executive’s Separation from Service thereafter is a Termination with Cause or if this Agreement terminates under Article 5, no further benefits shall be paid.

2.1.1      Amount of benefit. The annual benefit under this section 2.1 is $100,000.

2.1.2      Payment of benefit. Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the annual benefit to the Executive in equal monthly installments on the first day of each month.  The annual benefit shall be paid to the Executive for 10 years.

2.2         Early Termination Benefit. Unless section 2.4 applies, upon Early Termination the Bank shall pay to the Executive the benefit described in this section 2.2 instead of any other benefit under this Agreement.  No benefit is payable under this Agreement if the Executive’s employment terminates with Cause or if this Agreement terminates under Article 5.  Neither the Bank nor the Executive may elect in the 24-month period after a Change in Control between the benefit under this section 2.2 versus the benefit under section 2.4.  If the Executive’s Separation from Service within 24 months after a Change in Control is an involuntary termination without Cause or a Voluntary Termination with Good Reason, no benefit is payable under this section 2.2 and the Executive is instead entitled to the benefit under section 2.4 or, if the Executive first attained Normal Retirement Age, section 2.1.

2.2.1      Amount of benefit. The annual benefit under this section 2.2 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 10 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.2.2      Payment of benefit. Beginning the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the benefit under this section 2.2 to the Executive in equal monthly installments on the first day of each month.  The benefit shall be paid to the Executive for 10 years.

2.3         Disability Benefit. For Separation from Service because of Disability before Normal Retirement Age, the Bank will pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.

2.3.1      Amount of benefit. The annual benefit under this section 2.3 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over 10 years and taking into account interest at the discount rate or rates established by the Plan Administrator.

2.3.2      Payment of benefit. Beginning the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the benefit under this section 2.3 to the Executive in equal monthly installments on the first day of each month.  The benefit shall be paid to the Executive for 10 years.

2.4         Change in Control. If the Executive’s Separation from Service occurs before Normal Retirement Age, and such Separation from Service is an involuntary termination without Cause or a Voluntary Termination with Good Reason, in either case within 24 months after a Change in Control, the Bank will pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement.  No benefit is payable under this Agreement if the Executive’s employment terminates with Cause or if this Agreement terminates under Article 5.  Neither the Bank nor the Executive may elect in the 24-month period after a Change in Control between the benefit under this section 2.4 versus the Early Termination benefit under section 2.2.  If the Executive’s Separation from Service within 24 months after a Change in Control is an involuntary termination without Cause or a Voluntary Termination with Good Reason, no benefit is payable under section 2.2 and the Executive is instead entitled to the benefit under this section 2.4.  But if the Executive has attained Normal Retirement Age when Separation from Service within 24 months after a Change in Control occurs, whether Separation from Service is voluntary or involuntary for any reason other than Termination with Cause, the Executive is entitled solely to the benefit provided by section 2.1, not this section 2.4.

2.4.1      Amount of benefit. The benefit under this section 2.4 is the greater of the Accrual Balance required to be maintained by the Bank on the date on which the Executive’s Separation from Service occurs or $200,000.

2.4.2      Payment of benefit. The Bank will pay the benefit under this section 2.4 to the Executive in a single lump sum on the date of the Executive’s Separation from Service, except as otherwise required under section 2.7.

2.5         Lump-Sum Payout of Remaining Normal Retirement Benefit, Early Termination Benefit, or Disability Benefit When a Change in Control Occurs. If a Change in Control occurs while the Executive is receiving the Normal Retirement Age benefit under section 2.1, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum on the day of the Change in Control.  If a Change in Control occurs after Separation from Service but while the Executive is receiving or is entitled to receive the Early Termination benefit under section 2.2 or the Disability benefit under section 2.3, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum three days after the Change in Control.  The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs, or the vested Accrual Balance if the Executive is receiving or entitled at Normal Retirement Age to receive the benefit under section 2.2.

2.6         Annual Benefit Statement. Within 120 days after the end of each Plan Year, the Plan Administrator shall provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement.  Each annual benefit statement shall supersede the previous year’s annual benefit statement.  If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Executive under sections 2.2, 2.3, or 2.4 hereof, the amount of the benefit determined under this Agreement shall control.

2.7         Savings Clause Relating to Compliance with Code Section 409A. The Agreement is intended to comply with Code Section 409A and official guidance issued thereunder. Notwithstanding anything to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with this intention.  If any provision of this Agreement would subject the Executive to additional tax or interest under Code Section 409A, the Bank shall reform the provision.  However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.  Notwithstanding any other provision of this Agreement, if any payment hereunder is triggered by the Executive’s Separation from Service and the Executive is determined to be a "specified employee" as defined in Code Section 409A(a)(2)(b)(i), then such payment shall not be paid until the first day of the seventh month after the month in which the Executive’s Separation from Service occurs or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's Separation from Service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

2.8         One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement.  Except as provided in section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

Article 3

Death Benefits

3.1         Death Before Separation from Service. If the Executive dies before Separation from Service, at the Executive’s death the Executive’s Beneficiary shall be entitled to no benefits whatsoever under this Agreement.

3.2         Death after Separation from Service. If the Executive dies after Separation from Service, if Separation from Service was not a Termination with Cause, and if at death the Executive was receiving the benefit under section 2.1 or was receiving or was entitled at Normal Retirement Age to receive the benefit under sections 2.2 or 2.3, at the Executive’s death the Executive’s Beneficiary shall be entitled to an amount in cash equal to the Accrual Balance remaining at the Executive’s death, unless the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or unless a Change-in-Control payout shall have occurred under section 2.5.  No benefit shall be paid under this Article 3 after the Change-in-Control benefit is paid under section 2.4 or after a Change-in-Control payout occurs under section 2.5.  If a benefit is payable to the Executive’s Beneficiary, the benefit shall be paid in a single lump sum 90 days after the Executive’s death.  However, no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

Article 4

Beneficiaries

4.1          Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement after the Executive’s death.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2         Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3         Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4         No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5         Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person.  The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit.  Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

5.1         Termination with Cause. Despite any contrary provision of this Agreement, the Bank will not pay any benefit under this Agreement and this Agreement terminates if Separation from Service is a Termination with Cause.

5.2         Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, and the Split Dollar Life Insurance Agreement and Endorsement between the Executive and the Bank dated as of the date hereof also shall terminate as of the effective date of the order.

5.3         Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.4         FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, if the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act.  12 U.S.C. 1823(c).  Any rights of the parties that have already vested shall not be affected by such action, however.

Article 6

Claims and Review Procedures

6.1         Claims Procedure. The Bank will notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days after receiving Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement.  If the Plan Administrator determines that the Claimant is not eligible for benefits or full benefits, the notice will state (a) the specific reasons for denial, (b) a specific reference to the provisions of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement’s claims review procedure and other appropriate information concerning steps to be taken if the Claimant wishes to have the claim reviewed.  If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Bank will notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2         Review Procedure. If the Claimant is determined by the Plan Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have his or her claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank.  The Claimant’s petition must state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits.  Within 60 days after receipt by the Bank of the petition, the Plan Administrator will give the Claimant (and counsel, if any) an opportunity to present his or her position verbally or in writing, and the Claimant (or counsel) will have the right to review the pertinent documents.  The Plan Administrator will notify the Claimant of the Plan Administrator’s decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant, and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Plan Administrator, but notice of this deferral will be given to the Claimant.

Article 7

Administration of Agreement

7.1         Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of Investar Holding Corporation (the “Board”) or such committee thereof or person as the Board shall appoint.  The Executive may not be a member of the Plan Administrator.  The Plan Administrator shall have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

7.2          Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3         Binding Effect of Decisions. The decision or action of the Plan Administrator about any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.  No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.

7.4         Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5         Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 8

Miscellaneous

8.1         Amendments and Termination. This Agreement may be amended solely by a written agreement signed by the Bank and by the Executive.  This Agreement may be terminated by the Board or a subcommittee thereof without the Executive’s consent.  Unless Article 5 provides that the Executive is not entitled to payment, the Bank must pay the Accrual Balance in a single lump sum to the Executive if the Bank Terminates this Agreement but only if the termination and payment are carried out consistent with the terms of the Code Section 409A plan-termination exceptions to the prohibition against accelerated payment [Rule 1.409A-3(j)(4)(ix)].  Consistent with Code section 409A, the lump-sum termination payment will be made to the Executive on the first day of the thirteenth month after the month in which the Bank terminates this Agreement.

8.2         Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

8.3         No Guarantee of Employment. This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive.  It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

8.4         Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

8.5         Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the Bank’s business or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform this Agreement had no succession occurred.

8.6         Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.7         Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Louisiana, except to the extent preempted by the laws of the United States of America.

8.8         Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Bank to pay benefits.  The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

8.9         Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter.  No rights are granted to the Executive under this Agreement other than those specifically set forth.

8.10         Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect.  If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and to the full extent consistent with law the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect.

8.11         Headings. Headings are included herein solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.12         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.  If to the Bank, notice shall be given to the Board of Directors, Investar Holding Corporation, 10500 Coursey Boulevard, Baton Rouge, LA 70816, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing.  If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

In Witness Whereof, the Executive and a duly authorized Bank officer have executed this Salary Continuation Agreement as of the date first written above.

Executive:	Bank:
Jeffrey W. Martin	Investar Bank

/s/ Jeffrey W. Martin	By:	/s/ John J. D’Angelo
	Title:	President and Chief Executive Officer

Beneficiary Designation

Investar Bank

Salary Continuation Agreement

Investar Bank

I designate the following as beneficiary of any death benefits under this Salary Continuation Agreement:

Primary:

Contingent:

Note:          To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:

Date: , 20____

Accepted by the Bank this ____ day of ________________ , 20____

By:

Title: